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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
IDM PHARMA, INC.
BY
JADE SUBSIDIARY CORPORATION
A WHOLLY OWNED SUBSIDIARY OF
TAKEDA AMERICA HOLDINGS, INC.
A WHOLLY OWNED SUBSIDIARY OF
TAKEDA PHARMACEUTICAL COMPANY LIMITED
AT
$2.64 PER SHARE NET TO THE SELLER IN CASH

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

May 26, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Jade Subsidiary Corporation ("Offeror"), a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. ("Takeda America"), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, to act as Information Agent in connection with Offeror's Offer to Purchase (as defined below) all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of IDM Pharma, Inc. ("IDM"), a Delaware corporation, at a price of $2.64 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"), enclosed herewith. All references to the Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

          1.     The Offer to Purchase, dated May 26, 2009.

          2.     The Letter of Transmittal, including a Substitute Form W-9, to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3.     The Notice of Guaranteed Delivery (as defined in the Offer to Purchase) for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4.     IDM's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

          5.     A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.     A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009, among Takeda America, Offeror and IDM (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Offeror will be merged with and into IDM (the "Merger"). Following the effective time of the Merger, IDM will continue as the surviving corporation and become a wholly owned subsidiary of Takeda America, and the separate corporate existence of Offeror will cease.

        The board of directors of IDM has (1) determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders, (2) approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL, (3) directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law, (4) to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the stockholders' agreement between Takeda America, each of IDM's directors and executive officers and certain other stockholders of IDM (the "Stockholders' Agreement"), the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the Stockholders' Agreement, and (5) recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

        In order to take advantage of the Offer, (1) a properly completed and signed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary on or prior to the Expiration Date, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and the Depositary must receive Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares on or prior to the Expiration Date, all in accordance with the instructions set forth in the Letter of Transmittal and as described in the Offer to Purchase.

        Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

Very truly yours,

The Altman Group

        Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Takeda America, IDM, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll-Free: 866-796-7182
Banks and Brokers call: 201-806-7300
Fax: 201-460-0050
Email: reorg@altmangroup.com

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  Exhibit (a)(1)(D)